BriteSmile Announces Up To $16 Million In Financing
Friday December 17, 8:01 am ET

WALNUT CREEK, Calif., Dec. 17 /PRNewswire-FirstCall/ -- BriteSmile, Inc.(Nasdaq:
BSML - News), a leading international provider of state-of-the-art teeth-whitening systems, announced today that it has entered into a definitive agreement for the private placement of up to $16 million in Senior Convertible Notes (the "Notes").

The Company has agreed to sell $12 million of the Notes to seven investors who have the option within 180 days to purchase up to an additional $4 million under the same terms. The investors include qualified institutional buyers and LCO Investments Limited, the Company's largest shareholder. The proceeds from the sale of the Notes will be used to fund the continuation of the Company's spa roll-out strategy, expansion of the International Associated Center footprint, the establishment of International spas and for working capital purposes.

The Notes accrue interest at 5% per annum or 6 month LIBOR plus 300bp, whichever is greater (capped at 8%), payable in cash or registered stock. The Notes are convertible into shares of the Company's common stock at a per share conversion price of $7.61, which is 115% of the volume-weighted average price of the common stock during the ten day period immediately prior to signing of the transaction documents. The Notes will be repaid in monthly installments over 36 months beginning in June 2006 in cash or registered stock. The Company also issued to the investors five year warrants for 544,253 shares of common stock at an exercise price of $7.61 per share.

Merriman Curhan Ford & Co. acted as the sole placement agent in this transaction. The Company will file a registration statement covering the shares purchased in the transaction.

BriteSmile has developed and manufactures the most advanced teeth whitening technology available, as well as manages state-of-the-art BriteSmile Professional Teeth Whitening Centers. BriteSmile Centers are currently operating in Beverly Hills, Irvine, Palo Alto, Walnut Creek and La Jolla, CA; Houston, TX; Denver, CO; Boston, MA; Boca Raton, FL; Atlanta, GA; New York, NY; Chicago and Woodfield, IL; and, Phoenix, AZ. In addition to BriteSmile Centers, the Company has established more than 5,000 Associated Centers. Of the BriteSmile Associated Centers, more than 2000 are located outside of the United States, in more than 75 countries. For more information about BriteSmile's procedure, call 1-800-BRITESMILE or visit the Company's Website at http://www.britesmile.com .

This release, other than historical information, consists of forward- looking statements that involve risks and uncertainties such as the Company's ability to continue past revenue and EBITDA growth, its ability to establish Associated Centers and Professional Teeth Whitening Centers, the ability of those Centers to attract clients, the development and introduction of new products, acceptance of those new products in the marketplace, development of new strategic and marketing relationships in the United States and internationally, and the Company's continued ability to secure financing to support its expansion. Readers are referred to the documents filed by BriteSmile with the Securities and Exchange Commission, specifically the Company's most


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recent reports on Forms 10-K and 10-Q, that identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements. BriteSmile and its affiliates disclaim any intent or obligation to update these forward-looking statements.


Source: BriteSmile, Inc.